Exhibit 10.2

CONFIDENTIAL INFORMATION (IDENTIFIED BY * ) HAS BEEN OMITTED BASED UPON A REQUEST
FOR CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 OF THE
SECURITIES EXCHANGE ACT OF 1934 AND HAS BEEN SEPARATELY FILED
WITH THE SECURITIES AND EXCHANGE COMMISSION

February 25, 2008

Dale Tolbert
VP Sales and Marketing
2000 Hills Ave N. W.
Atlanta, GA 30318

Dear Dale:

As discussed and agreed, Cagle’s Inc. will supply to the El Pollo Loco system up to * pounds annually of whole bird chicken, EPL Specification *. Pricing will be * per pound FOB Collinsville, AL; * per pound delivered to MBM, Rancho Cucamonga, CA and * per pound delivered MBM, Pleasanton, CA.

Additionally, contingent on becoming an approved supplier for El Pollo Loco saddle cuts, EPL Specification *, Cagle’s, Inc. will be awarded up to * pounds for the El Pollo Loco system. Pricing will be * per pound FOB Collinsville, AL; * per pound delivered MBM Rancho Cucamonga, CA and * per pound delivered MBM, Pleasanton, CA.

As part of this Purchase Agreement, Supplier warrants that the prices for the items identified herein are not higher than those currently extended to any other customer for the same or like items in equal or less quantities. If Supplier reduces its price for such items to any other customer during the term of this Purchase Agreement, Supplier agrees to correspondingly reduce the price quoted herein.

El Pollo Loco’s decision to enter into this Purchase Agreement is independent of any support your firm may or may not choose to provide to the El Pollo Loco system.

This Purchase Agreement is subject to and incorporates the General Terms and Conditions of Supply (“T/C”) executed by the parties hereto and currently on file with El Pollo Loco, Inc. The Purchase Agreement and the T/C collectively constitute the entire agreement between the parties and supersede all prior or contemporaneous oral or written agreements.

Terms: Net 10 Days.
Pricing contract period 03/01/08 through 2/28/09

Please sign and return both copies of this letter. After I have received the signed copy, I will sign and return a copy for your files. Signing this letter acknowledges acceptance of the terms and conditions as presented above.

Dale, thank you for your help and support on this matter and please contact me with any questions.

/s/ Dale Tolbert	/s/ Joe Stein
Dale Tolbert	Joe Stein
Cagle’s Inc.	El Pollo Loco, Inc.

cc: Jennifer Benus, Yvette Johnson/MBM

Exhibit 10.2

El Pollo Loco

GENERAL TERMS AND CONDITIONS OF SUPPLY

THESE GENERAL TERMS AND CONDITIONS shall govern the supply of approved products (herein referred to, whether singularly or collectively as the “Products”) to the El Pollo Loco, Inc. (“EPL”) System of company-owned and franchisee-owned EPL Restaurants (the “EPL System”) and shall constitute the agreement between EPL and those parties, which have been approved as suppliers (each such approved supplier is referred to herein as “Supplier”) to the EPL System.

In consideration of the designation by EPL as an approved Supplier and intending to be legally bound, Supplier, through the act of supplying the Products to and for use within the EPL System, agrees to the following:

1.
Approval – The approval by EPL of a Supplier to the EPL system (the “Approval”) shall be confirmed in a written approval letter (the “Approval Letter”) signed by EPL’s authorized representative, Director of Supply Chain Management, Stephen E. Lash, or other successor employee with an equivalent function. The Approval Letter shall identify a) the Products for which Supplier is approved, b) the approved Productspecification, and c) the specific facility (ies) approved to manufacture the product. Supplier’s acceptance of the Approval and these General Terms And Conditions shall be manifested through either (a) Supplier’s signature on this document or (b) Supplier’s act of selling the Products for use within the EPL System.

2.
Sale And Distribution – Supplier shall sell the Products within the EPL system only to distributors approved by EPL (collectively “Approved Distributors”) who are authorized to resell or otherwise transfer the Products to EPL restaurants. EPL shall inform Supplier of the identity of Approved Distributors by periodic written notification. In certain circumstances Supplier may be authorized by EPL to sell Products within the EPL system directly to restaurants or by such other distribution means as shall have the prior written approval of EPL. Supplier warrants that it will not sell or otherwise transfer Products bearing the El Pollo Loco®, Fosters Freeze®, Coca-Cola®, Dr. Pepper® or other trademarks owned by or authorized for use by or licensed by EPL (“The Marks) trademark, logo or other indicia of Fosters Freeze®, Dr. Pepper® or Coca-Cola® to any third party, except as contemplated above, without the prior written authorization of (including distribution of excess products to charitable or other organizations, e.g. Second Harvest).

3.
Specifications – As a condition to retention of Approval, Supplier shall satisfy and comply diligently with all written quality assurance requirements of EPL, as they may be amended from time to time in the sole discretion of EPL, including but not limited to the EPL product specifications which have been furnished to Supplier, the EPL Quality Assurance Policies and Procedures which have been furnished to Supplier, and all other written quality assurance communications from EPL (together the “Specifications”). The Products shall be manufactured, stored and shipped by Supplier in strict compliance with all applicable federal, state and local laws and the Specifications. Supplier recognized and acknowledges that EPL may, from time to time, make representations to third parties regarding the content of various EPL products. Accordingly Supplier may not change or materially alter Product formulations or processing procedures without EPL prior knowledge and written approval. Any deviation whatsoever by Supplier from the Specifications may result in immediate termination of the Approval. If the Products are to carry the EPL marks, Supplier shall not undertake any activities which are not authorized by EPL and which are intended or designed, directly or indirectly, to differentiate those Products produced by Supplier from identically specified Products produced by other Suppliers for the EPL System.

4.
Unapproved Products – Supplier will not knowingly sell any unapproved products for use within the EPL System. If Supplier is advised by EPL that unapproved products produced by Supplier are being sold by identified third parties to the EPL System, Supplier will undertake best efforts and all commercially reasonable necessary steps which are legally within its power to bring about a discontinuance of this activity.

5.
Confidentiality – Supplier acknowledges that the Specifications are the confidential, and proprietary information of EPL to be used by Supplier solely for the purpose of supplying Products to the EPL System. Supplier specifically warrants for itself, its employees and agents, that it (they) will not: (a) disclose the Specifications (or any portion thereof) nor cause them to be revealed to the general public not to any person, corporation or other business association (including any of the Approved Distributors or franchisees of EPL not specifically authorized in writing by EPL to receive them; (b) permit disclosure of the Specifications to any of Supplier’s or its agents’ employees except those who have a “need to know” to enable Supplier to perform its obligations; (c) permit anyone to reproduce, copy or exhibit the Specifications or any portion thereof or any other confidential or proprietary information received from EPL, or (d) use the Specifications to produce the Products either for Supplier’s own use or for sale or distribution to customers outside the EPL System. No obligation will exist with respect to any information contained in the Specifications which Supplier can establish through written documents was (1) known to Supplier from a source other than EPL, or parties authorized to act on behalf of EPL or the EPL System, prior to receipt of the Specification from EPL or parties authorized to act on behalf of EPL or the EPL System, or (2) substantially the same information that was previously published or became available to third parties without restriction through no act or failure to act on the part of Supplier, or (3) substantially the same information previously available to Supplier from a third party having no obligation to hold such information in confidence. If EPL or parties authorized to act on behalf of EPL or the EPL system, provide Supplier with any information which relates to the purchase and sale of the Products, including but not limited to Product sales estimates, purchase expectations, geographical expansion plans and the like, Supplier shall likewise maintain the confidentiality of such information.

6.
Acceptance of Products. No member of the EPL System and no Approved Distributors shall be under any obligation to accept the Products and shall not be deemed to have accepted the Products until it has had reasonable opportunity to examine them to ascertain whether they are in conformity with the Specifications.

7.
Title; Risk of Loss. Risk of damage to or loss of the Products shall pass to the member of the EPL System and to Approved Distributors at the time of completion of delivery and acceptance by such entity in accordance with the previous paragraph.

8.
Inspection of Facilities – EPL shall have the right to inspect without advance notice (a) the premises of Supplier at which the Products are produced; (b) all of the Supplier’s facilities and equipment relating to the manufacture, storage and delivery of the Products and all components’ and (c) the Products, prior to their shipment to the EPL System. Neither EPL nor its employees or agents shall be required by Supplier to execute a confidentiality agreement, waiver or other agreement as a condition to engaging in inspections related to the Products. EPL may engage the services of an independent inspection firm, selected in the sole discretion of EPL, to perform these inspections. Supplier will pay the reasonable cost of this third party inspection so long as the cost for routine inspection does not exceed the sum of Three Thousand Dollars ($3,000.00) per annum per individual approved location.

9.
Laboratory Testing – At EPL request, Supplier shall promptly submit for analysis, samples of the Products or samples of any components of the Products for analysis in accordance with any testing schedule established from time to time by EPL Supplier agrees to send the samples to facilities selected in the sole discretion of EPL, and Supplier agrees to pay the reasonable costs of any third party laboratory testing so long as the cost for routine inspections does not exceed the sum of Three Thousand Dollars ($3,000.00) per annum per individual approved product per location.

10.
Records Retention – For a period of at least two (2) years from the date of shipment (or for such longer period if requested by EPL), Supplier agrees to keep corporate records of the manufacture, storage, shipment and sale of the Products and, upon request by EPL, to make these records available to EPL.

11.
Indemnification – As a condition of the Approval, Supplier will defend, indemnify and hold harmless EPL its parents, subsidiaries, affiliates, Approved Distributors, directors, officers, employees, representatives, system purchasing agent(s) and EPL franchisees, of and from all claims, demands, losses, damages, liabilities, costs and expenses, including reasonable attorneys’ fees and costs resulting form injury, illness and/or death caused, in whole or in part, by (i) contact with, use and/or consumption of the Products, including, without limitation, any Product liability, strict Product liability, or any variation thereof, (ii) failure of the Products to comply with applicable specifications’ warranties and certifications under these General Terms and Conditions unless (and then only to the extent) such injury, illness and/or death is directly caused by EPL, its parents, subsidiaries, affiliates, Approved Distributors, EPL franchisees, system purchasing agent(s) or unrelated third parties. Such indemnification obligation shall continue during the term of this Agreement with EPL and for anytime thereafter agrees to advise Supplier if EPL receives notice that a claim has been or will be filed with respect to a matter covered by this indemnity and Supplier shall be given the opportunity to assume the defense thereof. If Supplier fails to assume such defense, EPL may defend the action in the manner it deems appropriate, and Supplier shall pay to EPL all costs, including reasonable attorneys’ fees, incurred by EPL in effecting such defense and any subsequent legal appeal, in addition to any sum which EPL may pay by reason of any settlement or judgment against EPL. This right to indemnify hereunder shall exist notwithstanding that joint or several liability may be imposed upon EPL (or the other persons identified above) by statute, ordinance, regulation or judicial decision.

12.
Insurance – Supplier will maintain, during the entire term of the indemnification, comprehensive liability insurance, including Product liability coverage, in the following minimum amounts: a) Ten Million Dollars ($10,000,000) U.S. currency per occurrence for damage, injury and/or death to persons, b) One Million Dollars ($1,000,000) U.S. currency per occurrence for damage and/or injury to property and c) worker’s compensation insurance as required by law. Such coverage shall be on a date of occurrence basis. The insurance coverage required herein shall be provided by an insurance company or companies with a Bests rating of A-X or better who is or are reasonably acceptable to EPL. Promptly after receipt of the Approval Letter and annually thereafter, Supplier shall provide EPL’s Supply Chain Management Department or a successor department with an equivalent function, with certificates of insurance evidencing such coverage and naming EPL, its parents, subsidiaries, and affiliates as additional named insured’s. Each certificate shall indicated that the coverage represented thereby shall not be canceled nor modified until at least thirty (30) days prior written notice has been given to EPL. Such insurance shall be carried during the term of this Agreement, including extension, and for at least three (3) years thereafter.

13.
Financial Reports – At least once annually, Supplier will provide to EPL financial information sufficient to reasonably demonstrate Supplier’s satisfactory financial condition. Such information may include annual or quarterly reports, bank references or other information reasonably directed towards a description of Supplier’s current financial status. If such information is held confidential by Supplier, release of such information may be conditioned upon execution by EPL of a reasonable and limited confidentiality agreement.

14.
Audit – During the term of this Agreement and for a period of two (2) years after termination, Supplier’s correspondence, records and books of account related to the supply of Products to the EPL System, shall be open to inspection and audit by EPL during Supplier’s normal business hours.

15.
Product Withdrawal – If it deemed necessary at any time by either EPL or Supplier to recall or withdraw any quantity of any Products from Approved Distributors or from the EPL System, as a result of failure of the Products, Supplier will comply diligently with the written Quality Assurance Product Withdrawal Procedures established from time to time by a current copy of which has been provided to Supplier. [See Attachment “A”]. Furthermore, Supplier will bear all costs and expenses incurred by Supplier, EPL, any member of the EPL System and/or any of the Approved Distributors in complying with the recall or withdrawal procedures (including without limitation, costs of notifying customers, customer refunds, costs of returning product, loss profits, and other expenses incurred to meet obligation to third parties), unless (and then only to the extent) such recall or withdrawal is solely the result of the negligence or misconduct by Approved Distributors, agent EPL, or EPL franchisees. If Supplier fails or reuses to promptly comply with the recall or withdrawal of the Products upon request by EPL, EPL shall take such action as it deems necessary to recall or withdraw the Products from the EPL System and Supplier shall obligated to immediately reimburse EPL and the members of the EPL System for the costs and expenses incurred by each of them.

16.
Product Allocation – During an emergency shortage of any Product, as announced by EPL, or its designated representative, Supplier shall stand ready to allocate sales of the Product within the EPL System among Approved Distributors or otherwise, as reasonable directed by EPL, or its designated representative.

17.
New Products – The manufacture, storage, shipment and/or distribution by Supplier of any new or modified product intended for use within the EPL System shall be directed at the sole discretion of EPL or its designated representative, during the EPL related research, market testing and roll-out stages of development of such product. With respect to distribution and sale within the EPL System, EPL may, in its sole discretion, direct Supplier to allocate sales of the new or modified product among Approved Distributors or otherwise.

18.
No Gratuities – Supplier will not a) pay any gratuities, commissions or fees or b) grant any rebates to any employee or officer of EPL his or her personal or private benefit, or c) favor any officer or employee of EPL with gifts, travel or entertainment of any substantial cost or value or d) enter into any business arrangements with employees or officers of EPL which benefit them personally or privately. If EPL employs third party inspection or testing firms, or a System purchasing agent, Supplier agrees that these restrictions shall also apply to the officers and employees of such firms as if they were officers and employees of EPL.

19.
No Hidden Payments – Supplier has an obligation to provide fair and equitable treatment of the EPL System as a whole. In connection with the direct or indirect sale of the Products to the EPL System, Supplier will not pay or procure or authorize a third party to pay and direct or indirect Product or cash allowances, rebates, brokerage fees, finders fees, commissions or any other consideration of any kind to any third party, including without limitation any Approved Distributor, EPL or its employees, any EPL franchisee or their representative or employees, or any other third party associated with the transactions, except as explicitly provided in any purchase agreement between the Supplier and any system purchasing agent. Supplier warrants and represents that it has not paid, is not obligated to pay and will not pay any allowance, rebate or fees to any third party in connection with any recommendation or subsequent approval of Supplier as an EPL Supplier.

20.
Product Information – Supplier warrants that any and all “Product Information and Nutritional Data Sheet” or “Supplier Profile” or similar information request forms provided by EPL to Supplier have been and will in the future be completed by Supplier accurately and to the best of Supplier’s knowledge.

21.
Supplier Disclosure – Supplier, on behalf of itself and its principal officers, warrants and represents that they presently do not own any interest, whether direct or indirect, in any EPL franchise, in any EPL restaurant, or in any corporation or partnership operating an EPL restaurant or in any entity leasing real estate for the operation of an EPL restaurant. Supplier further warrants and represents, on behalf of itself and its principal officers, that they do not claim any right to become an EPL franchisee, to own an interest in any EPL restaurant or in a corporation operating an EPL restaurant. Supplier warrants and represents that during the term of this Agreement it will not knowingly hereafter acquire, whether directly or indirectly, any interest in any EPL restaurant, in any EPL franchise or in any entity leasing real estate for the operation of any EPL restaurant.

22.
Food Warranties – Supplier warrants to EPL parents, subsidiaries, affiliates, any System purchasing agent, Approved Distributors and its franchisees that all food products including food articles, food ingredients and food packaging comprising any approved Products, or any part thereof delivered, sold or transferred to EPL, to any System purchasing agent, to any Approved Distributor or to any EPL Restaurant hereunder (a) shall be in full compliance with either Federal Food, Drug and Cosmetic Act )’FDCA), as amended, or the rules and regulations promulgated from time to time by the United States Department of Agriculture (“USDA”), or any other applicable country, federal, state or local law, rule or regulation, as the case may be; (b) shall be manufactured, stored and delivered in accordance with appropriate “Good Manufacturing Practices” under the FDCA or comparable regulations of the USDA and any other applicable country, federal, state, or local law, rule or regulation, as applicable; (c) shall not be adulterated or misbranded within the meaning of the FDCA or USDA and any other applicable country, federal state, or local law, rule or regulation, as applicable; (d) shall not be a food Product which may not, under applicable laws, rules and regulations, be introduced into interstate commerce; and (e) shall not be a food Product adulterated or misbranded under any applicable country, federal, state or local law, rule or regulation.

23.
Product Warranties – Supplier warrants to EPL its parents, subsidiaries, affiliates, any Ssystem purchasing agent, Approved Distributors and its franchisees that that the Products shall be merchantable, fit for their intended purpose, pass without objection in the trade under the contract description, and are of at least fair or average quality such that the Products shall meet or exceed the Specifications in every respect. Supplier warrants that the Products are labeled as required by the specification and conform to the promises or affirmations of fact made on the containers or label if any. Supplier further warrants to EPL that unless excluded or modified, other implied warranties may arise from course of dealing usage or trade.

24.
Force Majeure. None of EPL, an Approved Distribution or any member of the EPL System shall be liable to you in any manner because of any failure to take delivery of or pay for the Products as a result of any cause beyond its control such as but not limited to: acts of God; terrorist acts; governmental intervention or restriction; import or export regulations; war; riots; strikes or trade disputes; power failure; disease epidemics, inadequate performance or failure of or incorrect processing by computer systems; fire; flood; default of suppliers or sub-contractors, or breakdown of plant, machinery or vehicles. Notwithstanding the foregoing, your liability for loss or damage to EPL’s property in your possession or control shall not be modified by this clause.

25.
Inventory and Production – Supplier shall be required to maintain adequate service levels to its EPL customers on a day to day basis but responsibility for decisions regarding the maintenance of inventory, the addition of new production lines, the construction of a new plant and similar elements of Supplier’s business shall rest entirely with the Supplier. EPL shall have no liability or other responsibility whatsoever for loss or damage incurred by Supplier with respect to these decisions, including but not limited to loss or damage which may result from changes in the Specifications (though EPL will use reasonable efforts to provide advance notice of such changes), marketing or sales plans or projections, the introduction or deletion of EPL menu items, the termination of the Approval pursuant to its terms, or the termination of any other agreement between EPL and the Supplier pursuant to its terms. An exception with regard to Supplier’s inventory decisions will exist in those instances in which written inventory directions are issued by EPL with respect to emergency shortages or new products and, in such case, EPL liability shall be limited to the price allocable to the goods which are subject to the inventory direction.

26.
No Financial Warranty – EPL does no represent or warrant in any respect, whether express or implied, the financial condition of any Approved Distributor, any EPL franchisee or any other party and EPL shall have no liability to Supplier in connection therewith.

27.
EPL Trademarks – Supplier shall not, without the prior written consent of EPL use the Marks or service marks of EPL in any manner whatsoever, unless, and then only to the extent, such use is authorized by EPL in the Specifications.

28.
Supplier Suspension – Supplier’s Approval may be suspended or terminated in accordance with EPL’s Approval/Qualification Suspension Procedures, if, in the sole judgment of EPL either, (a) any Product as produced by Supplier presents, or is likely to present in the immediate future, an imminent health or safety risk to consumers, to restaurant employees, to any third party or to the EPL System in violation of the Specifications or applicable governmental health safety or sanitation standards or (b) Supplier has repeatedly failed or refused to comply with the Specifications.

29.
Termination – Supplier’s status and obligations as an Approved Supplier may be terminated during the term of the Purchase Agreement by (a) EPL due to a material breach by Supplier of these General Terms and Conditions, or (b) Supplier in the event of a material change in the Specifications which substantially affects the cost of producing the Products, or, (c) in EPL’s sole discretion and with 60 days advance written notice to Supplier, in the event of, the deletion of menu items from the El Pollo Loco menu.

30.
Actions After Termination – Upon termination of the Supplier’s designation as an Approved Supplier, Supplier shall not thereafter identify or represent itself as an Approved Supplier of EPL and it shall not use the Specifications nor any of EPL trade secrets and proprietary information for any purpose. Supplier shall also cease to use, in any manner whatsoever, the Marks and shall return to EPL (or at the option of EPL shall destroy) all copies of the Specifications. Upon termination of the Supplier’s designation as an Approved Supplier, Supplier will remain liable to EPL for any loss resulting from the unauthorized use of any intellectual property. It is the express intention of the parties that this liability survive the Supplier’s termination.

31.
Approval No Promise of Sale – The Approval and these General Terms And Conditions do not constitute a commitment on the part of EPL or any Approved Distributor or any System purchasing agent or any EPL franchisee or any other person to purchase any Products from Supplier. The purpose of the Approval and the General Terms and Conditions is to set forth the terms under which Supplier may provide the Products to the EPL System.

32.
Governing Terms And Conditions – These General Terms And Conditions shall govern and control any Purchase Agreement regardless of conflicting terms which may be contained in any form or document previously or hereafter submitted by Supplier and all such competing and conflicting terms are hereby unconditionally rejected.

33.
EPL Not A Fiduciary – To the extent that EPL elect to negotiate a Purchase Agreement with Supplier on behalf of third party Approved Distributors and established commitments between these parties for the sale and purchase of products, it is understood and agreed that EPL will not be acting as a fiduciary on behalf of any such third party Approved Distributor.

34.
Transportation of Products – Supplier represents and warrants the following with respect to all interstate product shipments to any Approved Distributors, pursuant to any Purchase Agreement, which are arranged and/or paid for by Supplier:

(1)
That Supplier will use duly authorized contract and/or common carriers that comply with Surface Transportation Board (“STB”) rules and regulations and that supplier agrees to follow and comply with any EPL specifications which may exist with respect to the shipment of the product.

(2)
That all transportation rates of common carriers selected by the Supplier to perform such movements to EPL or an Approved Distributor are published and on file with the STB and have become effective prior to the tender of such shipments to those carriers; and

(3)
That the contract carriage rates of contract carriages selected by Supplier to effectuate such hauls to EPL or an Approved Distributor are commemorated in bilateral written transportation contracts between Supplier and those contract carriers wherein Supplier has committed itself to tender a series of shipments during the term of each such contact and the contract carriers have agreed either to dedicate equipment to the needs of the Supplier or to render the specialized carriage services identified in the body of those contracts. Supplier shall indemnify and hold harmless EPL and each Approved Distributor from any and all claims, suits or liabilities, including attorney’s fees, arising out of a breach of the foregoing representation and warranty.

35.
No Waiver – Failure of EPL to exercise any right or option given to it under these General Terms and Conditions, or to insist upon strict compliance by Supplier with these General Terms And Conditions shall not constitute a waiver with respect to any other or subsequent breach, and it shall not constitute a waiver by EPL of its right at any time thereafter to require exact and strict compliance with these General Terms And Conditions. The rights or remedies set forth herein are in addition to any other rights or remedies which may be granted by law.

36.
Independent Contractor – Supplier acknowledges that it is an independent contractor and is not an agent, partner, joint venture nor employee of EPL Supplier shall have no authority to bind or otherwise obligate EPL in any manner and Supplier shall not represent to anyone that it has a right to do so.

37.
Notices – All notices required hereunder shall be in writing and shall be deemed given when delivered or deposited in the United States mail addressed, if to EPL to the attention of Supply Chain Management, with a copy to the attention of Steve Lash located at the same address, and if to Supplier, to the person and at the address identified on the Approval Letter. Notice may also be given by transmitting a facsimile to the facsimile number provided by the other party. Either party may change its mailing address or facsimile number by giving notice to the other party as described herein.

38.
Governing Law and Forum – The agreement represented by the Approval, and the General Terms And Conditions shall be deemed made and entered into in the State of California and shall be governed and construed under and in accordance with the laws of the State of California. The U.S. District Court for the Central District of California if such court lacks jurisdiction, the Superior Court of the State of California, County of Orange, shall be the venue and exclusive proper forum in which to adjudicate any case or controversy arising either, directly or indirectly, under or in connection with the Approval or the General Terms And Conditions. EPL and Supplier further agree that, in the event of litigation arising out of or in connection with these matters, they will not contest or challenge the jurisdiction or venue of these courts.

39.	Amendments – These General Terms And Conditions may not be waived, modified or amended unless expressly stated in writing signed by both parties.

40.
Severability – If any provision of the Approval Letter or the General Terms And Conditions, or any related agreement may be construed in two ways, one of which would render the provision illegal or otherwise voidable and unenforceable and the other of which would render the provision valid and enforceable, such provision shall have the meaning which renders it valid and enforceable. The language of all provisions of these agreements shall be construed according to its fair meaning and not strictly against EPL or Supplier. It is the intention of the parties that the provisions of these agreements be enforced to the fullest extent. In the event that any court shall determine that any provision in these agreements is unenforceable as written, the parties agree that the provision shall be amended so that it is enforceable to the fullest extent permissible under the law. The provisions of these agreements are severable and they shall be interpreted and enforced as if all completely invalid or unenforceable provisions were not contained in these agreements. Partially valid and enforceable provisions shall be enforced to the extent that they are partially valid and enforceable.

41.
Survival – Any provision of these General Terms And Conditions which imposes, whether expressly or by its nature, upon either party an obligation after termination or expiration of the related agreement shall survive termination or expiration thereof and be binding upon either party.

42.
Interpretation – Paragraph captions are used only for convenience and are in no way to be construed as part of these General Terms and Conditions or as a limitation of the scope of the particular paragraphs to which they refer. Words of any gender used in these General Terms and Conditions shall include any other gender, and words in the singular shall include the plural where the context requires.

43.
Binding Effect And Assignment – These General Terms and Conditions shall be binding upon the parties, their successors, heirs and assigns, provided that Supplier’s rights and obligations hereunder shall not be assigned or transferred in whole or in part by Supplier without the express written consent of EPL.

44.
Integration Clause – These General Terms And Conditions shall together with the Approval Letter, and any Commercial Agreement or Purchase Agreement between EPL and Supplier constitute the entire agreement between EPL and Supplier with respect to the Approval and shall, when effective supersede any and all prior negotiations, understandings, and/or agreements, oral or written, between the parties hereto with respect to the subject matter hereof.

EL POLLO LOCO, INC.,
a Delaware corporation		CAGLE’S INC.

By:	/s/ Stephen E. Lash	By:	/s/ Laurice O Coan

Name:	Stephen E. Lash	Name:	Laurice O. Coan

Title:	Director, Supply Chain	Title:	Director Sales Service and
	Management		Marketing

Note: Attachment “A” follows: Quality Assurance Product Withdrawal Procedures